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                                   AMENDMENT NO. 3
                               TO MASTER AGREEMENT FOR
                COMPUTER SOFTWARE DEVELOPMENT, LICENSE AND MAINTENANCE



      This Amendment No. 3 ("Amendment"), by and between THE SOUTHLAND CORPORATION, a Texas corporation ("SLC") and CANMAX RETAIL SYSTEMS, INC., a Texas corporation ("Canmax") is entered into as of this ___ day of _______________, 1997, and amends and supplements that certain Master Agreement for Computer Software Development, License and Maintenance as restated pursuant to the October 4, 1994 Amendment, as amended by Amendment dated July 31, 1996 and Amendment No. 2 dated September 7, 1996 (collectively the "Master Agreement").

                                      RECITALS:

      SLC and Canmax desire to further amend the Master Agreement to provide for the purchase by SLC of the right to use, possess, copy and modify the C-Serve Software and Project Software and related documentation, in accordance with the terms and conditions set forth herein.

      Now, therefore, for and in consideration of the mutual covenants and other agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. DEFINITIONS. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Master Agreement.

      2.   LICENSE FEE.   SLC will pay to Canmax, as provided below, the
total sum of One Million Dollars ($1,000,000.00) as a one time license fee for a license, as further described below, to use, possess, copy and modify the C-Serve Software and the Project Software, whether currently existing or created in the future, including, without limitation, (i) the source code and Project Materials and all technical and operational documentation and materials related thereto, (ii) any modifications, improvements, enhancements or replacements and any newly developed software or materials related thereto or to SLC's Retail Information System (RIS) project (including updates, enhancements or error corrections referenced in Section 10 of the Master Agreement and including any software or materials pertaining to version 2.1 of Phase 2B or development for subsequent phases of the RIS, if SLC retains Canmax to perform such development) and (iii) any work in process being performed by Canmax for SLC (collectively, the "Source Code Materials"). The Source Code Materials in existence as of the date of this Amendment are described on Exhibit A.

      Immediately upon execution of this Amendment, Canmax will provide SLC with all Source Code Materials. Within five (5) days after SLC's receipt of the Source Code Materials, SLC will pay to Canmax one half ($500,000.00) of
the license fee.   Within  five (5) business days of completion by Canmax of
the Source Code Reconciliation as described in Section 5, Canmax will provide SLC with written certification from the President of Canmax that Canmax

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has paid in full all charges and fees owed by Canmax to any third party in connection with SLC's RIS project or the Source Code Materials, including,
(i) any third party vendors who performed work on or in connection with, or provided hardware in connection with, the RIS project or the Source Code Materials on behalf of Canmax, (ii) third party licensors, (iii) the providers of the CTI boards or (iv) sales taxes or other payments owed to any governmental authority in connection with services, software or hardware provided by Canmax to SLC. Within five (5) days of SLC's receipt of the certification SLC will pay to Canmax the remaining one half of the license fee ($500,000.00).

      If Canmax is unable to provide the certificate, Canmax will provide SLC, within five (5) business days after completion of the Source Code Reconciliation, a correct and complete list of all outstanding creditors as described above and the amounts owed by Canmax to each creditor certified in
writing by the President of Canmax.   SLC may thereafter, at its option, pay
to the Canmax creditors the amounts claimed against Canmax, offset such payment against the second $500,000.00 installment and disburse the remainder, if any, to Canmax. If the third party claims paid by SLC exceed $500,000.00, SLC will credit such excess against invoices submitted by
Canmax.   SLC shall have no obligation to pay such creditors and the creditors shall not be third party beneficiaries of this Amendment. If Canmax subsequently provides the President's certificate to SLC, SLC shall remit to Canmax within five (5) days of SLC's receipt of the certificate described in the preceding paragraph, any portion of the second installment not previously paid to a Canmax creditor by SLC pursuant to this paragraph.

      3. LICENSE. In consideration of the payment of the license fee, Canmax hereby grants to SLC a worldwide, perpetual, non-exclusive, irrevocable, royalty-free license to use, possess, copy and modify the Source Code Materials for use in connection with SLC's business operations and those of its SLC Affiliates, franchisees and area licensees, both foreign and domestic. SLC may sell, market or distribute the Source Code Materials, and software or materials derived therefrom, to its SLC Affiliates, franchisees and foreign or domestic licensees, but SLC may not otherwise commercially market or sell the Source Code Materials. SLC's right to provide the Source Code Materials to licensees may, at Canmax's option, be conditioned upon the licensee's acceptance of Canmax's development rights as set forth in Section
15.14 of the Master Agreement. Canmax acknowledges that SLC may modify or enhance the Source Code Materials or provide the Source Code Materials to third parties to modify or enhance; provided that, prior to any third party's access to the Source Code Materials, such third party shall have executed a confidentiality/non-disclosure agreement in substantially the form attached hereto as Exhibit B. Any modifications or enhancements to the Source Code Materials made by or on behalf of SLC (other than modifications or enhancements made by Canmax which shall be part of the Source Code Materials) and all proprietary rights relating thereto, shall be owned solely by SLC, and Canmax shall have no rights with respect thereto. Canmax agrees to provide SLC with all source and object code and other documentation and materials developed by Canmax for SLC or to which SLC is otherwise entitled pursuant to the terms of this Agreement after the date of this Amendment which constitute Source Code Materials, on a calendar quarterly basis or upon SLC's written request. Subject to the provisions of the Master Agreement and this Amendment, SLC's license rights shall not be transferable except as provided in Section 15.01 of the Master Agreement. Notwithstanding anything in the Master Agreement to the contrary, SLC's license rights granted pursuant to this Amendment shall be unlimited and without restriction except as expressly set forth in this Amendment and shall not be affected or limited by any contrary terms or provisions contained in the Master Agreement including, but not limited to, Sections 2.01 and 2.03.

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      Canmax represents and warrants to SLC (i) that Canmax has sole and exclusive ownership interest in the Source Code Materials (other than Third Party Software), (ii) that Canmax had the full right and authority to grant the license rights granted hereunder to the Source Code Materials and that such license grant has been duly authorized by all necessary action on the part of Canmax and is not in conflict with the articles of incorporation or bylaws of Canmax, (iii) that the execution and performance of this Amendment by Canmax will not result in any conflict with or breach or violation of any agreement with any third party (including any loan agreement) and that any consents required from any third party (including any lender) in connection with the execution or performance of this Amendment have been obtained; (iv) that, except as disclosed to SLC in writing pursuant to Section 2 above, as of the date of the disclosure, all fees or charges owed by Canmax to any third party in connection with the RIS project or development or other work of or on the RIS project or the Source Code Materials, and any license fees owed to any third party in connection with the Source Code Materials or the license thereof, will have been paid in full, (v) that there are no liens or encumbrances (including liens securing the repayment of borrowed funds) affecting or applicable to the Source Code Materials or any proprietary rights relating thereto and (vi) that the Source Code Materials do not infringe upon any intellectual property right of any third party, including trade secrets, copyright or patent rights. CANMAX AGREES TO INDEMNIFY, DEFEND AND HOLD SLC HARMLESS FROM ANY CLAIMS, SUITS, LIABILITIES, CAUSES OF ACTION, DAMAGES, EXPENSES OR LOSSES ASSOCIATED WITH OR ARISING OUT OF ANY BREACH BY CANMAX OF THE REPRESENTATIONS SET FORTH IN SUBPARTS (i), (ii), (iii), (iv) and (v) OF THE PRECEDING SENTENCE REGARDLESS OF ANY NEGLIGENCE OR OTHER FAULT ON THE PART OF SLC. Canmax further agrees to indemnify and defend SLC from and against any intellectual property infringement claim relating to the Source Code Materials, in the manner set forth in Section 12 of the Master Agreement. The warranties contained in this Amendment will not diminish the warranties given by Canmax in the Master Agreement.

      The license grant contained in this Amendment will not diminish or supersede SLC's ownership rights in the exclusive Project Materials as contained in the Master Agreement or Canmax's oblations with respect thereto, provided however, that SLC's right to use, possess and modify the exclusive Project Software component of the Source Code Materials will not be subject to the limitations contained in Section 2.04 of the Master Agreement.

      4.  THIRD PARTY SOFTWARE.     SLC and Canmax acknowledge that the
Source Code Materials may include certain Third Party Software. Canmax warrants that Exhibit A contains a complete list of all such Third Party Software which is currently part of the Source Code Materials (the "Current Third Party Software"). Canmax represents that, (i) apart from the Current Third Party Software, there are no other third party software products that comprise part of the Source Code Materials, and (ii) Canmax has previously obtained for SLC a license to use such Current Third Party Software pursuant to the terms of the Master Agreement. Within thirty (30) days from the effective date of this Amendment, Canmax will provide SLC with a listing of the number of Current Third Party Software licenses which Canmax has obtained for SLC. SLC will be responsible to obtain any development licenses required by SLC in connection with any development undertaken by or on behalf of SLC, except development work performed by Canmax.

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      5.   SOURCE CODE RECONCILIATION.  For and in consideration of the license fee described in Section 2, at no additional cost to SLC and as a condition to SLC's obligation to pay the second half of the license fee referenced in Section 2, Canmax, agrees, immediately upon execution of this Amendment and at its expense, to provide SLC with Canmax resources necessary to perform source code reconciliation of the Source Code Materials, including support, testing and verification necessary to assure that the source code is complete and matches the object code that SLC utilizes in its Retail Information System (RIS) production environment (the "Source Code Reconciliation"). As soon as practicable after execution of this Amendment, Canmax will provide SLC with all Source Code Materials listed on Exhibit A. Canmax will advise Linda Svehlak and Pat Lopez with SLC in writing when Canmax has delivered to SLC all Source Code Materials. SLC will, in conjunction with Canmax, promptly review the Source Code Materials and advise Canmax in writing of any Source Code Materials which are not included in the submission or any discrepancies. Canmax will promptly obtain the missing materials or resolve the discrepancies, advise SLC as provided above and the parties will again review the submission for completeness and discrepancies. When the parties have agreed in writing that the submission is complete (the "Reconciliation Commencement Date"), SLC, in conjunction with Canmax will promptly conduct the Source Code Reconciliation. Provided that Canmax provides adequate resources to SLC in connection therewith, SLC agrees to complete the Source Code Reconciliation within three (3) weeks after the Reconciliation Commencement Date. Any problems discovered during the reconciliation will be referred back to Canmax for solution. Canmax will advise SLC in writing when such problems have been resolved and the date SLC receives such notice will be the new Reconciliation Commencement Date. The Source Code Reconciliation shall be deemed completed when approved in writing by Pat Lopez and Linda Svehlak of SLC. The Source Code Reconciliation will be performed at no additional cost to SLC.

      6. RIGHTS OF CANMAX. Subject to the provisions of this Amendment, Canmax shall retain the rights, and be subject to the obligations (including the Exclusive Period obligations), with respect to the Source Code Materials as contained in the Master Agreement.

      7. FUTURE CANMAX SERVICES. SLC agrees to utilize Canmax services in connection with SLC's Retail Information System, including but not limited to, CTI boards or other third party hardware, Software Maintenance services, Help Desk services and other services specified in the Master Agreement and, at SLC's option, development or other services or as may otherwise be negotiated between the parties, up to a total of not less than Four Million Dollars ($4,000,000.00) in fees over the period commencing on the effective date of this Amendment and ending December 7, 1998. The fees for services or hardware provided or performed by Canmax for SLC pursuant to a contract between SLC and an intermediary (such as NCR or EDS) shall be included for purposes of this Section. SLC's obligations as contained in this Section shall be subject to performance by Canmax of its covenants, obligations, representations and warranties applicable to such services pursuant to the Master Agreement. If SLC provides Canmax the right to perform services or hardware of a type generally consistent with the type of services or hardware previously performed by Canmax for SLC, but Canmax is unwilling or unable to provide those services or hardware, the estimated fees or costs for those services or hardware will be included for purposes of this Section.

      Canmax will not have any liability or responsibility under the Master Agreement or this Amendment (i) for warranty obligations contained in Section 10.01(a), (b), (c) and (d) of the Master Agreement or indemnification obligations or (ii) for its failure to provide or delay in

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providing training services or Software Maintenance, in each case to the extent attributable to development of subsystems by or on behalf of SLC by an entity other than Canmax, unless Canmax agrees thereto in writing. Additionally, Canmax will not be obligated to meet the production support resolution time requirements contained in Exhibit N to the Master Agreement with respect to subsystems developed by or on behalf of SLC by an entity other than Canmax.

      8. TERMINATION OF ESCROW. SLC and Canmax hereby agree that, upon acceptance by SLC of the Source Code Reconciliation, the escrow established pursuant to Section 9 of the Master Agreement shall terminate and that the parties shall jointly instruct the escrow agent to disburse all escrowed materials to SLC.

      9. AMENDMENT TO SOFTWARE VERSION CONTROL PROCEDURE. The memorandum dated November 21, 1996, regarding software version control (PVCS) at the application source code level, attached to Amendment No. 2, is hereby deleted. The parties agree that the source code referenced in the memorandum, and all future modifications to such source code will, at a time specified by SLC in consultation with Canmax, reside at the SLC test lab or at another location specified by SLC and that SLC, or its agent, shall assume responsibility for creation and maintenance of the "Golden Master" for store
system deployment and all version control administration.   The SLC test lab
(or other location specified by SLC) described above will be the single master source for all software maintenance, Golden Master creation, Third Party Software, new development and related items as identified on Exhibit A.
 As part of the services referenced in Section 7 above, Canmax will, upon SLC's request, continue to assist SLC in connection with the maintenance of the Golden Master. SLC will provide access to source code to Canmax, from the SLC test lab (or other location specified by SLC), as required by Canmax in connection with any changes or modifications to the Source Code Materials requested by SLC.

      10.  LIMITATION OF RECOVERY.   Because SLC has obtained, pursuant to
this Amendment, the license rights with respect to the Source Code Materials, the third sentence of Section 12.04(a) and the phrase "AND CANMAX ELECTS NOT TO GRANT THE SOURCE CODE LICENSE" contained in the second paragraph of
Section 12.04(a) of the Master Agreement are hereby deleted.

      11. REMOVAL OF WITHOUT CAUSE TERMINATION. Section 13.03.6 of the Master Agreement pertaining to without cause termination is hereby deleted.

      12. LOCATION OF SOURCE CODE. Upon Canmax written request, SLC will advise Canmax of each location of the source code as of the date of the request.

      13. BANKRUPTCY. Should Canmax, voluntarily or involuntarily, become subject to the protection of the United States bankruptcy laws, SLC shall be entitled to all of the benefits of such bankruptcy laws. Pending the assumption or rejection of the Master Agreement, as amended by this Amendment, Canmax shall perform all of its obligations. If Canmax or the trustee rejects the Master Agreement pursuant to such bankruptcy laws, SLC may elect to retain its rights under the Master Agreement and this Amendment, including all rights relating to the Source Code Materials and all other software or materials licensed by Canmax to SLC or owned jointly by Canmax and SLC. If SLC elects to retain its rights, Canmax and/or the trustee shall allow SLC to exercise all such rights and Canmax and/or the trustee shall not interfere with the rights of SLC as provided in the Master Agreement and this Amendment to the Source Code

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Materials and all other software or materials licensed by Canmax to SLC or owned jointly by Canmax and SLC.

      14. COUNTERPARTS: FACSIMILE SIGNATURES. This Amendment may be executed in two or more counterparts, each of which, taken together, shall constitute one in the same original document. This Amendment may be executed by facsimile originals.

      15. GOVERNING LAW. This Amendment shall be governed and construed in accordance with the laws of the State of Texas.

      16.  INCONSISTENCY/EFFECT OF AMENDMENT.   This Amendment will control
over any inconsistent provisions contained in the Master Agreement. Except as modified by this Amendment, the Master Agreement shall remain in full force and effect in accordance with its terms.

      IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be executed by their duly authorized officers on the dates set forth below their respective signatures. The effective date of this Amendment will be the date it is fully executed.

THE SOUTHLAND CORPORATION                    CANMAX RETAIL SYSTEMS, INC.


By:                                          By:
    -------------------------------              -----------------------------
    Executive Vice President                 Name:
                                                    --------------------------
                                             Title:
                                                    --------------------------
Attest:
By:                                          Date:
    -------------------------------                 --------------------------
    J. Donald Stevenson, Jr.
    Assistant Secretary


Date:
      -----------------------------

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                                       EXHIBIT B

                       CONFIDENTIALITY/NON-DISCLOSURE AGREEMENT


      This Confidentiality Agreement/Non-Disclosure Agreement is given by ________________________________ ("Recipient") as of the ___ day of ___________,
to Canmax Retail Systems, Inc. ("Canmax") and The Southland Corporation ("Southland").

      WHEREAS, Southland, pursuant to a license with Canmax, has obtained the right to certain software and related materials developed by Canmax, including rights to use, possess and modify the source code component thereof (the "Source Code Materials"), and

      WHEREAS, Southland intends to retain Recipient to make modifications and/or enhancements to the Source Code Materials.

      WHEREAS, for and in consideration of these premises, Southland's agreement to retain Recipient to make the modifications or enhancements, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Recipient agrees as follows:

      Recipient agrees that the Source Code Materials constitute proprietary information of Canmax and (i) shall not be used by Recipient for any purpose other than that of rendering service to Southland or its franchisees, affiliates or licensees; (ii) shall not be disclosed, sold, assigned, leased or otherwise disposed of to third parties by Recipient or commercially exploited by or on behalf of Recipient; (iii) shall be treated by Recipient as confidential information in the same manner as Recipient treats its own confidential information of a similar nature; (iv) shall not be reverse engineered, reverse compiled or reverse assembled; and (v) shall be copied by Recipient only for archival or backup purposes only. Recipient agrees to take appropriate action by instruction, agreement or otherwise for those of its employees or third party agents having access to the Source Code Materials and restrict and control its use and security as provided in this Agreement. Recipient will leave intact in the confidential or proprietary rights notice placed on the Source Code Materials by Canmax. Recipient agrees that this Agreement may be enforced directly by Canmax.

      Recipient shall indemnify Canmax and its successors and assigns for any losses, liabilities, damages, costs and expenses (including, without limitation, attorneys' fees) arising from Recipient's breach of any covenants contained in this letter.

      Recipient agrees to indemnify, defend and hold Southland, its affiliates, shareholders, directors, officers and employees, harmless from and against any suit, claim or demand by Canmax, its successors or assigns, arising from or related to Recipient's breach of this Agreement or other misappropriation or misuse by Recipient of the Source Code Materials or other proprietary rights of Canmax.

      Executed as of the day and year first above written.

[Recipient]

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By:
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Title:
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